Exhibit 5.4

900 Monroe Avenue NW    Grand Rapids, MI 49503    Tel 616-632-8000    Fax 616-632-8002    Web mmbjlaw.com

Attorneys at Law

James R. Brown	Douglas A. Donnell[5]	Ross A. Leisman	Matthew E. Fink[6]	Larry J. Gardner	Also Admitted In
John M. DeVries[5]	Daniel R. Kubiak	Neil P. Jansen	Nikole L. Canute[4]	Leonard M. Hoffius[1]	[1]Colorado
Michael C. Haines[6]	Scott E. Dwyer	Andrea D. Crumback	Amy L. VanDyke	Claude L. Vander Ploeg	[2]Delaware
John T. Sperla	William A. Horn[8]	Daniel J. Parmeter, Jr.	Daniel J. Broxup	Ronald J. Clark	[3]Illinois
David R. Fernstrum	Mark A. Van Allsburg	Mark E. Nettleton[3]	Joshua D. Beard	Stephen J. Mulder	[4]New York
James K. White	Neil L. Kimball	Nathaniel R. Wolf	Scott. A. Hughes	Scott S. Brinkmeyer	[5]Ohio
Timothy J. Tornga[5]	Elizabeth K. Bransdorfer	Jennifer A. Puplava		Scott D. Broekstra[7]	[6]Pennsylvania
Mark A. Kehoe	Eric S. Richards	Benjamin A. Zainea	Of Counsel		[7]Texas
Fredric N. Goldberg	John C. Arndts	Ronald M. Redick	Steven L. Dykema	Retired	[8]Wisconsin
John H. Gretzinger	James F. Scales	Kimberly M. Large[2]	Daniel J. Kozera, Jr.	Veryl N. Meyers

November 29, 2012

Vinson & Elkins L.L.P.

666 Fifth Avenue

26th Floor

New York, New York 10103

Ladies and Gentlemen:

We have acted as special counsel in the State of Michigan to (i) Beaver Creek Pipeline, L.L.C., a Michigan limited liability company (“Beaver Creek”), (ii) Terra Energy Company LLC, a Michigan limited liability company (“Terra Energy”), (iii) Terra Pipeline Company LLC, a Michigan limited liability company (“Terra Pipeline”), and (iv) Mercury Michigan Company, LLC, a Michigan limited liability company (“Mercury Michigan”) (Beaver Creek, Terra Energy, Terra Pipeline, and Mercury Michigan are referred to collectively herein as the “Michigan Guarantors”), which are direct or indirect subsidiaries of BreitBurn Energy Partners L.P., a Delaware limited partnership (the “Partnership”), and have been organized under the laws of the State of Michigan. We have acted as special counsel to the Michigan Guarantors with respect to the preparation of the Registration Statement on Form S-4 (the “Registration Statement”) filed by the Partnership and BreitBurn Finance Corporation, a Delaware corporation (“Finance Corp”) (collectively, the “Issuers”) and certain other subsidiaries identified on the Registration Statement (the “Guarantors”), with the Securities and Exchange Commission (the “Commission”) in connection with (a) the issuance by the Issuers of up to $450,000,000 aggregate principal amount of their 7.875% Senior Notes due 2022 (the “New Notes”) registered pursuant to the Registration Statement under the Securities Act of 1933, as amended (the “Securities Act”), in exchange for up to $450,000,000 aggregate principal amount of the Issuers’ outstanding 7.875% Senior Notes due 2022 (the “Old Notes” and, together with the New Notes, the “Notes”) and (b) the Guarantors’ unconditional guarantee of the payment of the New Notes (the “Guarantees”) also being registered pursuant to the Registration Statement under the Securities Act.

Vinson & Elkins L.L.P.

November 29, 2012

The New Notes will be issued under an Indenture, dated as of January 13, 2012 (the “Indenture”), among the Issuers, the Guarantors and U.S. Bank National Association, as trustee. The Indenture provides that it, the Guarantees and the Notes are to be governed by, and construed in accordance with, the laws of the State of New York.

Before rendering our opinions hereinafter set forth, we examined originals or copies, certified or otherwise identified to our satisfaction, of such certificates, documents, instruments and records of the Michigan Guarantors, including the Indenture, and we reviewed such questions of law as we considered appropriate for purposes of the opinions hereafter expressed. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and we have assumed that each party to the Indenture other than the Michigan Guarantors has full power and authority to execute and deliver the same and to perform its obligations thereunder and has been authorized by all requisite action to do so, that the Indenture was duly authorized, executed and delivered by the parties thereto, except as we have specifically opined herein with respect to the Michigan Guarantors, that there have been no undisclosed modifications of any provisions of any documents reviewed by us in connection with the rendering of this opinion, that the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective and that the New Notes will be duly authorized, executed and delivered by each of the Issuers and will be issued and exchanged in compliance with applicable federal and state securities laws and in the manner described in the Registration Statement.

With respect to facts material to our opinions herein, we have relied, without independent investigation or verification, on representations from officers of the Michigan Guarantors and certificates from such officers and from public officials, and have assumed that all such representations and certifications of fact are true, accurate and complete. With respect to our opinion in paragraph 1 below as to due formation and valid existence of the Michigan Guarantors, we have relied exclusively on certificates of status, dated as of recent dates, from officials of the State of Michigan and/or written facsimile advice, dated as of recent dates, from CT Corporation. Capitalized terms used but not defined in the body of this opinion letter have the respective meanings ascribed to such terms in the Indenture.

Based on the foregoing, we are of the opinion that:

1. Each of the Michigan Guarantors is validly existing and in good standing under the laws of the State of Michigan.

2. Each of the Michigan Guarantors has the power and capacity to execute and deliver the Indenture, and all necessary action has been taken on the part of each of the Michigan Guarantors to authorize the execution and delivery of the Indenture and the performance by each Michigan Guarantor of its obligations thereunder (including its Guarantee as provided therein).

Vinson & Elkins L.L.P.

November 29, 2012

3. The Indenture has been duly executed and delivered by each of the Michigan Guarantors to the extent that execution and delivery are governed by the laws of the State of Michigan.

The opinions expressed herein are limited in all respects to the laws of the State of Michigan in effect on the date hereof as they presently apply, and we are expressing no opinion as to the effect of the federal laws of the United States of America or the laws of any other jurisdiction, domestic or foreign.

We call to your attention that we have not examined the records of any party to the Indenture other than the Michigan Guarantors, or any court or any public, quasi-public, private or other office in any jurisdiction, and our opinions are subject to matters that an examination of such records would reveal.

Our opinions are given as of the date hereof, they are intended to apply only to those facts and circumstances that exist as of the date hereof, and we assume no obligation or responsibility to update or supplement these opinions to reflect any facts or circumstances that may hereafter come to our attention or any changes in laws that may hereafter occur, or to inform the addressee of any change in circumstances occurring after the date hereof that would alter the opinions rendered herein.

Our opinions are limited to the matters set forth herein, and no opinion may be inferred or implied beyond the matters expressly contained herein.

This opinion is rendered only to Vinson & Elkins L.L.P. and is solely for the benefit of Vinson & Elkins L.L.P. in connection with the filing of the Registration Statement and is not to be used, circulated, quoted or otherwise relied upon for any other purpose without our prior written consent.

Very truly yours,

/s/ Mika, Meyers, Beckett & Jones